UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 16, 2005, SL Industries, Inc., a New Jersey corporation (“SL Industries”), Lakers Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of SL Industries (“Purchaser”), and Ault Incorporated, a Minnesota corporation (“Ault” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) for all of the issued and outstanding shares of common stock, no par value per share (the “Company Common Stock”), of Ault, including associated preferred stock rights (the “Rights” and together with the Company Common Stock, the “Shares” and each share thereof, a “Share”), at a price equal to $2.90 per Share net to the seller in cash (or any higher price per Share paid in the Offer) (the “Offer Price”), without interest (and subject to applicable withholding taxes). The Offer is anticipated to commence on or about December 23, 2005. Upon the terms and subject to the conditions set forth in the Merger Agreement, following a successful completion of the Offer, Purchaser will be merged with and into Ault with Ault surviving the merger as a wholly owned subsidiary of SL Industries (the “Merger”). In the Merger, each Share (other than Shares owned by SL Industries, Purchaser, or shareholders, if any, who have perfected statutory dissenters’ rights under Minnesota law) will be converted into the right to receive the Offer Price, without interest (and subject to applicable withholding taxes).

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock that represents a majority of all outstanding shares of Company Common Stock that are not beneficially owned by Purchaser, SL Industries or their affiliates (for purposes of the Merger Agreement, Shares that are subject to the rights of Purchaser and SL Industries under the Shareholders Agreement described below are not considered to be beneficially owned by them). Additional conditions to the Offer are set forth in Annex A to the Merger Agreement.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Concurrently with the execution of the Merger Agreement, SL Industries and Purchaser also entered into a Shareholders Agreement, dated as of December 16, 2005 (the “Shareholders Agreement”), with each of the directors and certain officers of Ault and certain affiliates thereof (the “Shareholders”). As of December 16, 2005, the Shareholders collectively owned 850,625 Shares and options to purchase 534,000 Shares directly or through affiliates. The Shareholders have agreed to tender to Purchaser in the Offer all of the Shares that each of them owns, including any Shares that such Shareholder acquires after the date of the Shareholders Agreement and prior to the termination of the Shareholders Agreement. The Shareholders Agreement also grants each of SL Industries and Purchaser an irrevocable option to purchase each outstanding Share owned by the Shareholders that is not tendered in the Offer at the Offer Price. SL Industries or Purchaser may exercise this option at any time after the purchase of Shares in the Offer and until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement in accordance with its terms. Furthermore, each Shareholder has agreed, at any meeting of the shareholders of Ault, to vote all Shares (a) in favor of adopting the Merger Agreement and any transactions contemplated thereby, including the Merger, (b) against any alternative transaction proposal and (c) against any action that would delay, prevent or frustrate the Offer and the Merger and the related transactions contemplated by the Merger Agreement, and, as security for such obligations has granted a proxy to SL Industries and certain designees thereof to vote such Shares as provided above. The number of Shares subject to the foregoing restrictions may not exceed 19.9% of the outstanding Shares.

A copy of the Shareholders Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Pursuant to a Stock Option Agreement, dated as of December 16, 2005, by and among SL Industries, Purchaser and Ault (the “Option Agreement”), the Company has granted to Purchaser an irrevocable option to purchase at the Offer Price that number of Shares as would result in Purchaser, SL Industries and their affiliates owning in excess of 90% of the outstanding Shares. Purchaser’s exercise of this option is conditioned upon Purchaser having acquired Shares in the Offer which, together with Shares otherwise held by Purchaser, SL Industries and their affiliates, results in Purchaser, SL Industries and their affiliates owning in the aggregate, at least 75% of the outstanding Shares, and immediately following such exercise, at least 90% of the outstanding Shares. Purchaser may exercise this option at any time after the expiration of the Offer until the earlier of (i) the effectiveness of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms.

A copy of the Option Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 16, 2005, by and among SL Industries, Inc., Lakers Acquisition Corp. and Ault Incorporated.
10.1

Shareholders Agreement, dated December 16, 2005, by and among SL Industries, Inc., Lakers Acquisition Corp. and all of the directors and certain officers of Ault Incorporated and certain affiliates thereof.

10.2	Stock Option Agreement, dated December 16, 2005, by and among SL Industries, Inc., Lakers Acquisition Corp. and Ault Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.

(Registrant)

Date:	December __, 2005
		By:	/s/ David R. Nuzzo
		Name:	David R. Nuzzo
		Title:	Vice President and Chief Financial Officer